                                                                    EXHIBIT 99.1

       CARACO PHARMACEUTICAL POSTS NET INCOME OF $2.2 MILLION ON Q1 SALES
                                OF $8.7 MILLION

                        Q1 SECOND-EVER PROFITABLE QUARTER

         DETROIT, April 30, 2003 -- CARACO PHARMACEUTICAL LABORATORIES, LTD. (OTCBB:CARA) posted net income of $2,204,749, or $0.09 per diluted share, on record sales of $8,721,600 for the first quarter of 2003, Narendra N. Borkar, Chief Executive Officer, reported today.

         Q1-2003 net sales rose 164% over Q1-2002 net sales of $3,301,959. The Q1-2003 net sales were up 16% over net sales of $7,552,115 for Q4 2002.

         The Q1-2003 gross profit of $4,495,651 was up 209% over Q1-2002's gross profit of $1,454,412.

         The net profit for the quarter was $2,204,749, or $0.09 per diluted share, a 525% turnaround from the year-earlier net loss of $519,241, or $(0.03) per diluted share.

         Mr. Borkar said, "The first period of 2003 was our best quarter ever. We generated strong sales for most of the 13 drugs in our formulary and especially robust sales of newer approved products.

         "Both gross margin and our bottom-line improved appreciably, reflecting the success of our vertical-integration efforts and the purchase of raw materials and active substances at highly competitive prices. These positive operating results also reflect enhanced manufacturing efficiencies and economies of scale due to larger production-batch sizes.

         "We also continued to work closely with Sun Pharmaceutical Industries, most notably in R&D," he said.

         The Company has 20 drugs in various stages of development.

         Mr. Borkar noted that the Company had restructured it mortgage loan with the Economic Development Corporation of the City of Detroit. The new agreement, which has been under negotiation for several years, provides the Company with considerably more favorable interest rates and terms.

         "Looking forward, we are very optimistic about the second quarter and coming year. We are on plan to achieve forecasted 2003 sales of $35 million, which would represent a 56% jump over 2002 sales. We expect our strong sales momentum to continue through the second quarter and the entire year.

         "We expect approval, this year, of the three drugs currently under FDA review and we plan to file two or three new FDA drugs applications with the FDA. We also plan to launch three or four generic drugs in 2003, raising our formulary to 16 or 17.

         "While we did not incur a R&D technology-transfer charge during the first quarter, we expect, on average, to receive five or six generic drugs (technology transfers) from Sun Pharma/Sun Global each year over a period of five years under our previously announced R&D Agreement. In the absence of an R&D technology-transfer charge, we would expect the second quarter of 2003 to be profitable, as well," he said.

         Under terms of its R&D Agreement, Sun Pharma and its subsidiary Sun Global will provide Caraco Pharma with 25 generic drugs over the course of five years. Caraco remits 544,000 shares of a newly issued nonvoting preferred stock for each technology transfer (generic drug) and simultaneously incurs a noncash charge for the aggregate amount, based on the shareprice of Caraco's common stock.

         Caraco has received FDA approval for 10 generic drugs over the past eight quarters. These are: digoxin, a generic form of Glaxo Wellcome's Lanoxin; clozapine, a generic form of Novartis' Clozaril; ticlopidine hydrochloride, a generic form of Hoffman LaRoche's Ticlid; meperidine hydrochloride, a generic form of Sanofi-Synthelabo's Demerol; metformin hydrochloride, a generic form of Bristol Myers Squibb's Glucophage; oxaprozin, a generic form of G.D. Searle's Daypro; carbamazepine (chewable), a generic form of Novartis' Tegretol; clonazepam, a generic form of Roche's Klonopin; flurbiprofen, a generic form of Pharmacia's Ansaid; and tramadol hydrochloride, a generic form of R.W. Johnson Pharma Research Institute's Ultram.

         Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures and distributes generic and private-label prescription drugs to some of the nation's largest wholesalers, distributors, drugstore chains, healthcare systems and state and federal agencies. Sun Pharmaceutical Industries Ltd., is India's fifth largest pharmaceutical company and owns about one-half of Caraco's outstanding shares of common stock.

         Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. These risk factors and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Company assumes no responsibility to update forward-looking statements.




FOR THE THREE MONTHS ENDED MARCH 31,
        (unaudited)                                       2003                    2002
-----------------------------------                       ----                    ----
Net Sales                                            $   8,721,600          $      3,301,959
--------------------------------------------------------------------------------------------
Cost of Goods Sold                                       4,225,949                 1,847,547
--------------------------------------------------------------------------------------------
Gross Profit                                             4,495,651                 1,454,412
--------------------------------------------------------------------------------------------
SG&A                                                       949,784                   754,655
--------------------------------------------------------------------------------------------
Research & Development                                     899,931                   850,873
--------------------------------------------------------------------------------------------
Operating Profit / (Loss)                                2,645,936                  (151,116)
--------------------------------------------------------------------------------------------
Interest Expense - net                                    (441,187)                 (368,127)
--------------------------------------------------------------------------------------------
Net Profit / (Loss)                                  $   2,204,749           $      (519,241)
============================================================================================
Net Profit / (Loss) Per Share                        $        0.09           $         (0.03)
Basic & Diluted
============================================================================================
Weighted Average Number of
Common Shares Outstanding                               25,061,469                21,242,874





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